                                                           EXHIBIT 9.1
                             CONSENT OF ASSI, INC.

                                  PURSUANT TO

                          STOCKHOLDER VOTING AGREEMENT
                          ----------------------------

     ASSI, a Nevada corporation, hereby consents as of April 27, 1998 pursuant to Section 1(a)(ii) of that certain Stockholder Voting Agreement dated as of April 30, 1996 among Sound Source Interactive, Inc. (the "Company"), Vincent J. Bitetti ("Bitetti"), Eric H. Winston, and ASSI, Inc. (the "Stockholder Voting Agreement") upon the following terms and conditions to an amendment of the Company's Bylaws to provide for an increase in the authorized number of directors from 5 to 7:

     (a) Article III, Section 2 (Number and Qualification of Directors) of the Company's Bylaws may be immediately amended to read as follows and will not be further amended without the consent of ASSI, Inc.:

          "The authorized number of directors shall be seven subject to automatic reduction to five pursuant to the provisions of that certain Stockholder Voting Agreement dated as of April 30, 1996 (and the Consent as of April 27, 1998 executed in connection therewith) to which the corporation is a party."

     (b) As between the Company, ASSI, Inc., The Boston Group, L.P., and Bitetti, the nominees for the 7-person board of directors will be determined as follows: up to 2 persons may be nominated by Bitetti as long as he holds 750,000 or more shares of the Company's common stock per value $.001 (but only 1 person, if Bitetti holds more than 500,000 and less than 750,000, and no person if Bitetti holds 500,000 or fewer shares), 1 person may be nominated by ASSI, Inc. as long as it holds 500,000 or more shares of the Company's common stock par value $.001 (but no person if ASSI, Inc. holds fewer than 500,000 shares), up to 2 persons may be nominated by The Boston Group, L.P. (including as assignee of the rights of Joseph Stevens & Company, L.P.) pursuant to the Underwriting Agreement dated July 1, 1996 so long as it may be in effect in pertinent part, 1 person (an "Expansion Member") may be nominated by Bitetti pursuant to this Consent (subject to approval of such person by ASSI, Inc. (unless a renomination of a presently serving nominee), the approval of such person not to be unreasonably withheld or delayed) and 1 person (another "Expansion Member") may be nominated by ASSI pursuant to this Consent (subject to approval of such person by Bitetti (unless a renomination of a presently serving nominee), the approval of such person not to be unreasonably withheld or delayed), provided that (i) the Expansion Member must be independent of the Company and the persons nominating such Expansion Member, possess skills or experience reasonably calculated to assist the board of directors in the management of the affairs of the Company, and may not be a person described in Rule 258(a)(5) or (6) of Regulation A of the U.S. Securities and Exchange Commission, (ii) if, pursuant to the terms and conditions of this Consent, the number of authorized directors is reduced from 7 to 5, the positions of the Expansion Members will be eliminated at the next annual meeting of stockholders and the provisions of the Stockholder Voting Agreement will govern the Bitetti and ASSI, Inc. nominations for directors, (iii) if either Expansion Member ceases to be a director for any reason prior to the next annual meeting of stockholders, the person who nominated such Expansion Member may designate a replacement upon the same terms and conditions applicable to the original nomination, (iv) if Bitetti, ASSI, Inc., or The Boston Group (or its permitted assignees, if any) does not exercise or ceases (under circumstances where the number of authorized directors has not been reduced) to have nomination rights, nominations for the positions previously allocated to it will be made by action of a majority of the directors of the Company, (v) after the Company's 1998 annual stockholders meeting no person (other than Bitetti and L. Habash) who is an employee of the Company or ASSI, Inc. or any affiliate thereof may be a director of the Company, and (vi) committees of the board of directors will consist of at least 1 non-management director and no more than 1 management director as may be determined by the board of directors.

     (c) During the term of this Consent, to the extent not provided by the Stockholder Voting Agreement, each of Bitetti and ASSI, Inc. will vote all voting securities of the Company held by them and eligible to vote for the election of directors in accordance with the nominations made pursuant to (P)(b) of this Consent and will take all other actions (including without limitation the execution of additional reciprocal proxies between Bitetti and ASSI, Inc. similar to those executed in connection with the Stockholder Voting Agreement) as may be reasonably requested by either of them to effect the election of such directors or nominees.

     (d) If at any time during the term of this Consent for any reason not contemplated by this Consent, the Stockholder Agreement, or the Underwriting Agreement, the Company's board of directors fails to be constituted as described in (P)(b) of this Consent, then at the request of Bitetti or ASSI, Inc., the Company will as soon as practicable cause a special meeting of the board of directors (or, if the action can only be taken by stockholders, of the stockholders of the Company) to be held or will cause the requisite action to be taken by written consent in order to take whatever action may be necessary to constitute the board of directors as described in (P)(b) of this Consent.

     (e) If at any time and from time to time during the term of this Consent ASSI, Inc. requests from the Company that Louis Habash be afforded observer status at one or more meetings of the board of directors, such observer status will be provided.

     (f) This Consent will be effective for a period commencing on the date hereof and ending on the earlier of (i) the termination of the Stockholder Voting Agreement and (ii), at the election of ASSI, Inc., the failure by Bitetti, the Company, or Ulrich E. Gottschling to fully perform (after notice and a reasonable opportunity to cure) any material obligation or provision applicable to any of them pursuant to that certain Settlement Agreement dated as of April 27, 1998 among, inter alia, them and ASSI, Inc., the Stockholder Voting
                         ----- ----
Agreement, or this Consent (other than a failure after a bona fide attempt to
                                                         ---- ----
agree on a nominee for either Expansion Member); provided that the determination of ASSI, Inc. as to such failure will not preclude challenge of ASSI, Inc.'s election to terminate this Consent.

     (g) If this Consent is terminated pursuant to the provisions of (P)(f)(ii) above, the authorized number of directors will be automatically reduced from 7 to 5 at the next stockholders annual meeting and nominations and elections for the resulting 5 member board of directors will be governed by the Stockholder Voting Agreement and the Underwriting Agreement.

     IN WITNESS WHEREOF, ASSI, Inc. has duly executed and delivered this Consent as of the date first written above.

                                    ASSI, INC.


                                    /s/ Louis Habash
                                    ----------------
                                    Louis Habash,
                                    President

Acknowledged and Accepted:
-------------------------

SOUND SOURCE INTERACTIVE, INC.


/s/ Vincent J. Bitetti
----------------------
Vincent J. Bitetti,
Chief Executive Officer


/s/ Vincent J. Bitetti
----------------------
VINCENT J. BITETTI,
individually

THE BOSTON GROUP, L.P.

/s/ Robert DiMinico
-------------------
Robert DiMinico,
President

                                       3